Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Andy Graham
813.233.4567

Z-TEL ANNOUNCES THIRD QUARTER 2004 FINANCIAL RESULTS

TAMPA, Fla. (November 11, 2004) — Z-Tel Technologies, Inc. (Nasdaq: ZTELC), parent company of Z-Tel Communications, Inc., a leading provider of local, long distance and enhanced telecommunications services, today released its financial results for the third quarter of 2004. For the three-month period ended September 30, 2004, the company reported revenues of $60.9 million, compared to $82.7 million for the prior-year period. Net loss from operations was $9.7 million versus $2.1 million for the prior-year period. Net loss attributable to common stockholders was $15.6 million, or $0.42 per share, compared to $6.3 million, or $0.18 per share, for the third quarter of 2003. The company reported negative EBITDA (earnings before interest, taxes, depreciation and amortization) for the latest quarter of $4.7 million, compared with positive $3.8 million for the prior-year period. A full reconciliation of EBITDA to net loss is set forth in the financial tables below.

     Included within the reported negative EBITDA for the third quarter was a non recurring charge related to a headcount restructuring that was implemented on September 1, 2004, in the amount of approximately $3.2 million. This reduction in force was a fundamental component of an overall cost restructuring plan that began to be put into place in late August.

     The company is also progressing with a recapitalization initiative. On October 29, 2004, Z-Tel announced that the window for its preferred stock tender offer was being extended through November 29, 2004. According to the company, as of October 29, 2004, it had received from preferred shareholders indications to tender in excess of 80 percent of the outstanding Series D preferred stock and in excess of 90 percent of the outstanding Series G preferred stock. There had also been an indication to tender all of the Series E preferred stock as of late October.

     Trey Davis, acting chief executive officer and chief financial officer remarked, “Our company has gone through significant change over the past several months. In particular, we are in the process of implementing a major cost restructuring. While we are less than three months into this process, we are very pleased with the change that we have already realized. The reduction in force that we implemented in early September, coupled with some key actions involving our most significant business partnerships since then, have already facilitated a significant expense savings to our company.

     “On a parallel track to the operating improvements that we have made and continue to make, we are very pleased with our progress on the recapitalization initiative. We are anticipating bringing this process successfully to a close by the end of November. By doing so the company will likely have, in addition to a positive operating cash flow stream once again, a

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ZTEL Q3 2004 Results

November 11, 2004

much simplified capital structure, a much reduced reported shareholder deficit and a significantly greater market capitalization of our common stock. The benefits of this are two fold: not only are we a more finance friendly company with an adjusted capital structure, but we will also likely be better positioned to address the pressing matter of our NASDAQ SmallCap Market listing.”

     The company also reported that for the first time since mid 2003, it is experiencing positive net line growth. Since late August, the company added 5,000 net consumer lines. At September 30, Z-Tel had approximately 537,000 total active UNE-P bundled service lines under management. Lines under management include the end-user lines of Z-Tel’s wholesale customers as well as the lines of Z-Tel’s own customers.

     The company has also continued to progress on its facility based plans. It has deployed its first Broadband Loop Concentrators (BLC) in the Tampa market and has begun conducting “hot-cuts” of existing UNE-P customers to its own network. It has also begun installation of its second soft-switch into the New York City market along with the deployment of its initial six Broadband Loop Concentrators there, all of which are expected to be on-line by January 1, 2005. The company plans to begin hot-cuts of its New York UNE-P customers over to its own network in January, along with expanding its footprint to include approximately 40 co-located BLCs by the end of the first quarter.

     Z-Tel is also expanding its business-to-business initiative that was launched in Tampa and Atlanta in May of this year. The company has hired sales management to expand direct sales teams into Miami, Orlando and Nashville, along with two sales teams in New York City, and expects to have them fully staffed by December of this year.

     Mr. Davis added, “While the facility build continues to be a priority for the company over the next year, we continue to approach the legacy UNE-P business with an objective for net line and revenue growth. Despite some regulatory setbacks and uncertainties created earlier this year, we believe we will have the opportunity to utilize the UNE-P platform into the foreseeable future in creating incremental operating cash flows and value for our shareholders. We recently announced a significant agreement with Qwest, which will give us the ability to sell UNE-P like services in fourteen states through 2008. We also believe that in other non-Qwest states, at least on a selected basis, we will have the opportunity to utilize UNE-P like platforms for a period of time. Our position is that UNE-P will continue to be a key component of our business over the balance of 2004 and for most, if not all, of 2005.”

     The company reported that it ended the third quarter with approximately $4.7 million in cash on hand, while capital expenditures totaled approximately $1.6 million during the third quarter. As of September 30, 2004, the company had drawn $5 million of the recently announced $15 million BBH standby credit facility.

     Mr. Davis concluded, “We are pleased with the short-term progress that we have made with respect to our cost structure. While we have already incorporated much improvement into our business at the operating cash flow line, we still have much work to do. However, we already have enough visibility over the balance of the year to offer guidance for the fourth quarter. We believe that we will report a positive EBITDA of at least $2.5 million on total

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ZTEL Q3 2004 Results

November 11, 2004

revenue in a range of $55 million to $57 million for the fourth quarter. We also anticipate making continued progress on reducing our accounts payable balance between now and year end. These expected results, coupled with a successful recapitalization initiative, should put our company in a position to create positive value for our shareholder in 2005 and beyond, which is our fundamental business objective.”

     Consistent with Securities and Exchange and Commission’s Regulation G, the following table provides a reconciliation of EBITDA to the Generally Accepted Accounting Principles (GAAP) measure of net income. EBITDA is not a measure under GAAP, is not meant to be a replacement for GAAP and should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity. We have included EBITDA data to assist in understanding our operating results. EBITDA is a measure commonly used in the telecommunications industry, and many securities analysts use EBITDA as a way of evaluating our financial performance.

	Three Months Ended
	September 30,
	2004	2003
Net loss	$(10,342)	$(2,553)
Interest income	(712)	(494)
Interest expense	1,321	978
Depreciation and amortization	5,032	5,837

EBITDA	$(4,701)	$3,768

Three Months Ending
December 31,
2004
Net loss	$(3,928)
Interest income	(696)
Interest expense	1,457
Depreciation and amortization	5,667

EBITDA	$2,500

About Z-Tel

Z-Tel offers consumers and businesses nationwide enhanced wire line and broadband telecommunications services. All Z-Tel products include proprietary services, such as Web-accessible, voice-activated calling and messaging features, which are designed to meet customers’ communications needs intelligently and intuitively. Z-Tel is a member of the Cisco Powered Network Program and makes its services available on a wholesale basis to other communications and utility companies, including Sprint. For more information about Z-Tel and its innovative services, please visit www.ztel.com.

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ZTEL Q3 2004 Results

November 11, 2004

This press release contains forward-looking statements. These forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “believe,” “anticipate,” “intend,” “expect,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements. Forward-looking statements describe our expectations today of what we believe is most likely to occur or may be reasonably achievable in the future, but they do not assure any future occurrence and may turn out to be wrong. Forward-looking statements are subject to both known and unknown risks and uncertainties and can be affected by inaccurate assumptions we might make. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Accordingly, we caution you that, because of competition and other factors, net line growth in our UNE-P legacy business may not continue, our belief that we will report positive EBITDA of at least $2.5 million on total revenue in a range of $55 million to $57 million for the fourth quarter may not materialize, our facility build-out may encounter unexpected delays and thus may not progress as planned, our business services may not continue to have strong appeal to multi-location companies, prospective customers may not become actual customers, our planned VoIP initiative may not enhance our business services growth, and our launch of VoIP services in Florida and Georgia might not be successful or may encounter unexpected delays. We do not undertake any obligation to publicly update any forward-looking statements to reflect new information or future events or occurrences. These statements reflect our current views with respect to future events and are subject to risks and uncertainties about us, including risk factors that are described in detail in Z-Tel’s 2003 Annual Report on Form 10-K filed on March 30, 2004; and in Z-Tel’s other filings with the Securities and Exchange Commission.

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ZTEL Q3 2004 Results

Novembr 11, 2004

Z-Tel Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues	$60,912	$82,716	$193,176	$214,691

Operating expenses:
Network operations, exclusive of depreciation and amortization shown below	30,427	39,738	95,699	98,590
Sales and marketing	4,689	3,589	14,319	14,700
General and administrative	27,274	35,621	92,776	94,471
Restructuring charge	3,223	—	4,029	—
Depreciation and amortization	5,032	5,837	15,452	17,866

Total operating expenses	70,645	84,785	222,275	225,627

Operating loss	(9,733)	(2,069)	(29,099)	(10,936)

Nonoperating income (expense):
Interest and other income	712	494	1,993	1,658
Interest and other expense	(1,321)	(978)	(4,729)	(2,388)

Total nonoperating expense	(609)	(484)	(2,736)	(730)

Net loss	(10,342)	(2,553)	(31,835)	(11,666)
Less mandatorily redeemable convertible preferred stock dividends and accretion	(5,198)	(3,707)	(13,189)	(12,611)
Less deemed dividend related to beneficial conversion feature	(90)	(46)	(183)	(138)

Net loss attributable to common stockholders	$(15,630)	$(6,306)	$(45,207)	$(24,415)

Weighted average common shares outstanding	37,650,231	35,368,759	36,778,508	35,340,089

Basic and diluted net loss per share	$(0.42)	$(0.18)	$(1.23)	$(0.69)

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ZTEL Q3 2004 Results

Novembr 11, 2004

Z-Tel Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$4,739	$12,013
Accounts receivable, net of allowance for doubtful accounts of $10,086 and $13,804	24,192	24,600
Prepaid expenses and other current assets	2,605	7,664

Total current assets	31,536	44,277
Property and equipment, net	28,247	39,069
Intangible assets, net	915	2,287
Other assets	3,947	3,820

Total assets	$64,645	$89,453

Liabilities, Mandatorily Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$57,305	$59,230
Deferred revenue	7,750	11,068
Current portion of long-term debt and capital lease obligations	6,430	5,017
Asset based loan	12,539	—

Total current liabilities	84,024	75,315
Long-term deferred revenue	133	361
Long-term debt and capital lease obligations	54	514

Total liabilities	84,211	76,190

Mandatorily redeemable convertible preferred stock, $.01 par value; 50,000,000 shares authorized; 8,855,089 issued; 8,143,561 and 8,738,422 outstanding (aggregate liquidation value of $158,491 and $158,779)	146,661	144,282

Stockholders’ deficit:
Common stock, $.01 par value; 150,000,000 shares authorized; 39,126,893 and 36,186,686 shares issued; 38,751,343 and 35,845,136 outstanding	391	362
Notes receivable from stockholders	(3,870)	(1,121)
Unearned stock compensation	(525)	—
Additional paid-in capital	188,880	189,008
Accumulated deficit	(350,715)	(318,880)
Treasury stock, 341,550 shares at cost	(388)	(388)

Total stockholders’ deficit	(166,227)	(131,019)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ deficit	$64,645	$89,453

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